UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

(Date of earliest event reported): February 1, 2011

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITVE AGREEMENT:

The Registrant entered into Agreements with Clean Sands International, Inc. and Proven Engineering & Technologies LLC pertaining to its oil sands recovery technology licenses in the United States and Internationally. Under the terms of the Agreements, the Registrant canceled its Exclusive Technology License to the oil sands technology in Canada, Mexico, Argentina, Russia and Venezuela in exchange for (i.) the extinguishment of $250,000 in a Promissory Note owed by the Registrant to Clean Sands; (ii.) the reservation of a 2.5% interest in gross proceeds from the application of the technology under the issuance of a new Technology License to Clean Sands for Canada, Russia, Mexico, Argentina and Venezuela; (iii.) payment of $250,000 to the Registrant by Clean Sands of which $100,000 was used by the Registrant to purchase the 33.3% membership interests of Proven Engineering & Technologies, LLC interest in the Registrants subsidiary, Arrakis Oil Recovery, LLC; (iv.) approval of the Registrant’s purchase of a 33.3% interest owned by Heskett Holding I, LLC in Arrakis; (v.) a commitment by Clean Sands to undertake the installation of an oil sands recovery operation at a pre-agreed site in the United States during the next twelve months and to reserve a 1.66% of gross proceeds royalty interest to the Registrant and modification of certain terms in the Registrant’s non-exclusive technology license to the oil sands technology issued to Arrakis.

As a result of the Agreements, the Registrant will own a royalty interest in certain proposed operations of Clean Sands using the technology at one location in the United States and in all locations in which Clean Sands uses the technology in certain international countries. In addition, the Company acquired 100% ownership in Arrakis for application of the technology in the United States.

ITEM 9.01	EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release

Exhibit 99.2	Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/s/ JEFFREY T. WILSON
Jeffrey T. Wilson
Title:	President

Dated: February 3, 2011